CONTACT: Tina Simms
                                    (212) 921-3355

FOR IMMEDIATE RELEASE:

HIGH RIVER ACCEPTS UNITS TENDERED PURSUANT TO ITS TENDER OFFERS
FOR McNEIL LIMITED PARTNERSHIPS

     New York, New York, October 12, 1995......High River
Limited Partnership ("High River"), an affiliate of Carl C. Icahn, announced today that it has accepted for payment all units of limited partnership interest ("Units") properly tendered pursuant to its tender offers (the "Tender Offers") for Units in each of McNeil Pacific Investors Fund 1972, McNeil Real Estate Fund V, Ltd., McNeil Real Estate Fund IX, Ltd., McNeil Real Estate Fund X, Ltd., McNeil Real Estate Fund XI, Ltd., McNeil Real Estate Fund XIV, Ltd., McNeil Real Estate Fund XV, Ltd., McNeil Real Estate Fund XX, L.P., McNeil Real Estate Fund XXIV, L.P., and McNeil Real Estate Fund XXV, L.P., and has so instructed IBJ Schroder Bank & Trust Company, the Depositary for
the Tender Offers.   As previously announced, the preliminary
count of Units tendered and not withdrawn is as set forth below:



                                    APPROXIMATE
                                    NUMBER OF       APPROXIMATE
                                    UNITS TENDERED  PERCENTAGE
                                    AND NOT         OF OUTSTANDING
PARTNERSHIP                         WITHDRAWN       UNITS

McNeil Pacific Investors Fund 1972        530            4%
McNeil Real Estate Fund V, LTD.           608            3%
McNeil Real Estate Fund IX, LTD.        7,524            7%
McNeil Real Estate Fund X, LTD.         5,010            4%
McNeil Real Estate Fund XI, LTD.       10,526            7%
McNeil Real Estate Fund XIV, LTD.       9,428           11%
McNeil Real Estate Fund XV, LTD.       10,703           10%
McNeil Real Estate Fund XX, L.P.        5,883           12%
McNeil Real Estate Fund XXIV, L.P.     15,072           38%
McNeil Real Estate Fund XXV, L.P.   4,259,342            5%


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